Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A of our report dated April 15, 2022, relating to the consolidated financial statements of Grom Social Enterprises, Inc. for the year ended December 31, 2021, and to all references to our firm included in this Registration Statement.

Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

December 7, 2022